MARSH & McLENNAN COMPANIES, INC.

                                  U.S. EMPLOYEE
                  1996 CASH BONUS AWARD VOLUNTARY DEFERRAL PLAN

1. ELIGIBILITY

All active U.S. employees of Marsh & McLennan Companies, Inc. (the "Corporation") and its subsidiaries who are designated as eligible for participation in the MMC Partners Bonus Plan or a Local Bonus Plan, and who are presently in salary grade 15 (or its equivalent) or above, may, at management's discretion, be considered for participation in the Marsh & McLennan Companies, Inc. U.S. Employee 1996 Cash Bonus Award Voluntary Deferral Plan (the "1996 Plan"). Participants in the 1996 Plan may make deferral elections pursuant to the rules outlined in Section 2 below.

2. PROGRAM RULES

Except as otherwise provided herein, the 1996 Plan shall be administered by the Compensation Committee of the Board of Directors of the Corporation (the "Committee"). The Committee shall have authority in its sole discretion to interpret the 1996 Plan and make all determinations, including the determination of bonus awards eligible to be deferred, with respect to the 1996 Plan. All determinations made by the Committee shall be final and binding. The Committee may delegate to any other individual or entity the authority to perform any or all of the functions of the Committee under the 1996 Plan and references to the Committee shall be deemed to include any such delegate. Exercise of deferral elections under the 1996 Plan must be made in accordance with the following rules.

a.    Rights to an Award and to a Deferral Election

      The right to a deferral election applies only to the annual cash bonus scheduled to be awarded in early 1997 in respect of 1996 services, the payment of which bonus would normally be made by the end of the first quarter of the 1997 calendar year. The granting of such an annual cash bonus award is discretionary and neither delivery of deferral election materials nor an election to defer shall affect entitlement to such an award. The right to a deferral election does not apply to bonuses (including, but not limited to, bonuses pursuant to an employment agreement, sign-on or guaranteed bonuses, commissions or non-annual incentive payments) that are not awarded as part of an annual cash bonus plan.
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b.    Election Forms

      In order to ensure that elections to defer bonus amounts are effective under applicable tax laws, please complete and sign the attached election form(s) and return them (postmarked or delivered) no later than November 27, 1996. Form(s) should be returned, and any questions should be directed, to:

                  Vincent R. Belluccia
                  Manager, Executive Compensation
                  Marsh & McLennan Companies, Inc.
                  1166 Avenue of the Americas
                  New York, New York  10036-2774
                  (212) 345-5657

c.    Deferral Options

      (i) Deferral Amount. An eligible employee may elect to defer a portion of such employee's bonus award until January of a specific year ("year certain") or until January of the year following retirement in an amount represented by one of the following two choices:

            1. 25%, 50% or 75% of the employee's cash bonus award, subject to a maximum limit established by the Committee, or

            2. the lowest of 25%, 50% or 75% of the employee's cash bonus award which results in a deferral of at least $10,000.

      If the percentage selected times the amount of the cash bonus award is less than $10,000, no deferral will be made or deducted from the award.

      (ii) 1996 Deferred Bonus Accounts. If a deferral election is made, deferrals may be made into one or both of the two accounts which the Corporation shall make available to the participating employee. The relevant portion of the award deferral will be credited to the relevant account on the first day of the month following the date in which the bonus payment would have been made had it not been deferred. The available accounts for deferrals of bonuses (the "1996 Deferred Bonus Accounts") shall consist of (a) the 1996 Putnam Fund Account and (b) the 1996 Corporation Stock Account. Amounts may not be transferred between the 1996 Corporation Stock Account and either the 1996 Putnam Fund Account or the "Putnam Transfer Fund Account" (as referred to in Section 2.e. below).


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d. 1996 Putnam Fund Account

      (i) Account Valuation. The 1996 Putnam Fund Account is a bookkeeping account the value of which shall be based upon the performance of selected funds of the Putnam mutual fund group. The Corporation will determine in its sole discretion the funds of the Putnam mutual fund group into which deferrals may be made. Deferrals among selected funds comprising the 1996 Putnam Fund Account must be made in multiples of 5% of the total amounts deferred into the 1996 Putnam Fund Account. Deferred amounts will be credited to the 1996 Putnam Fund Account with units each reflecting one Class A share of the elected fund. Fractional units will also be credited to such account, if applicable. The number of such credited units will be determined by dividing the value of the bonus award deferred into such fund by the net asset value of the elected fund of the 1996 Putnam Fund Account as of the close of business on the last trading day on the New York Stock Exchange of the month in which such bonus payment would have been made had it not been deferred. All dividends paid with respect to an elected fund of a 1996 Putnam Fund Account will be deemed to be immediately reinvested in such fund.

      (ii) Fund Transfers. Amounts deferred into a 1996 Putnam Fund Account and the Putnam Transfer Fund Account may be transferred between eligible funds of these respective accounts (but not between the 1996 Putnam Fund Account and the Putnam Transfer Fund Account) pursuant to an election which may be made once per calendar month (or at such other intervals as the Committee may prescribe). Such election shall be effective, and the associated transfer shall be based upon the net asset values of the applicable funds of the 1996 Putnam Fund Account or the Putnam Transfer Fund Account, as of the close of business on the last trading day on the New York Stock Exchange of the month (or other applicable period) in which such election is received by the Corporation, provided the election is received by the 25th day of such month (or at least a sufficient number of days, determined by the Committee, prior to the end of such other applicable period) and not revoked prior to such date. In the event the election is not received on a timely basis, such election shall be effective as of the close of business on the last trading day on the New York Stock Exchange of the immediately following calendar month (or other applicable period), provided such election is not revoked prior to the 25th day of such following calendar month (or prior to the date determined by the Committee for any other applicable period).

e. Putnam Transfer Fund Account

      By November 27, 1996, each individual with respect to whom there is maintained an "Interest Factor Account" (established for deferrals of all pre-1993


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      bonus awards), whether or not any such individual is eligible for participation under Section 1 above, may make an irrevocable election to transfer all (but not less than all) of such participant's Interest Factor Account into a "Putnam Transfer Fund Account", which election shall be effective, and which transfer shall be based upon the net asset value of the selected funds of such Putnam Transfer Fund Account, as of the close of business on the last trading day on the New York Stock Exchange in 1996. The Putnam Transfer Fund Account shall be administered in a manner consistent with the administration of the 1996 Putnam Fund Account pursuant to Section 2.d.(i) above. Distribution elections (including the form of payment) otherwise in effect for the Interest Factor Account shall remain in effect for amounts transferred to the Putnam Transfer Fund Account.

f. 1996 Corporation Stock Account

      (i) Account Valuation. The 1996 Corporation Stock Account is a bookkeeping account the value of which shall be based upon the performance of the common stock of the Corporation. Amounts deferred into the 1996 Corporation Stock Account will be credited to such account with units each reflecting one share of common stock of the Corporation. Fractional units will also be credited to such account, if applicable. The number of such credited units will be determined by dividing the value of the bonus award deferred into the 1996 Corporation Stock Account (plus the "supplemental amount" referred to in clause (ii) below) by the closing price of the common stock of the Corporation on the New York Stock Exchange on the last trading day on the New York Stock Exchange of the month in which such bonus payment would have been made had it not been deferred. Dividends paid on the common stock of the Corporation shall be reflected in a participant's 1996 Corporation Stock Account by the crediting of additional units in such account equal to the value of the dividend and based upon the closing price of the common stock of the Corporation on the New York Stock Exchange on the date such dividend is paid. Deferrals into the 1996 Corporation Stock Account must be deferred to a date not earlier than January 1, 2000.

      (ii) Supplemental Amount. With respect to that portion of a bonus award which a participating employee defers into the 1996 Corporation Stock Account, there shall be credited to such participant's 1996 Corporation Stock Account an amount equal to the amount deferred into such account plus an additional amount equal to 15% of the amount so deferred (the "supplemental amount"). The maximum percentage of any participating employee's annual bonus award permitted to be deferred into the 1996 Corporation Stock Account (prior to giving effect to the supplemental amount) is 50% of such award.


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g. Statement of Account

      The Corporation shall provide periodically to each participant (but not less frequently than once per calendar quarter) a statement setting forth the balance to the credit of such participant in such participant's 1996 Deferred Bonus Accounts and Putnam Transfer Fund Account.

h. Irrevocability and Acceleration

      Subject to the provisions of paragraph i. (iii) below, all deferral elections made under this 1996 Plan are irrevocable. However, the Committee may, in its sole discretion, and upon finding that a participant has demonstrated severe financial hardship, direct the acceleration of the payment of any or all deferred amounts then credited to the participant's 1996 Deferred Bonus Accounts.

i. Payment of Deferred Amounts

      (i) Year Certain Deferrals. If the participant remains employed until the deferral year elected, all amounts relating to "year certain" deferrals will be paid in a single distribution, less applicable withholding taxes, in January of the deferral year elected, or the participant may elect (at the time of the original deferral election) to have distributions from the 1996 Corporation Stock Account or the 1996 Putnam Fund Account, as the case may be, made in up to ten (10) annual installments payable each January commencing with the deferral year elected. Annual installments will be paid in an amount, less applicable withholding taxes, determined by multiplying (i) the balance of the 1996 Corporation Stock Account or the 1996 Putnam Fund Account, as the case may be, by (ii) a fraction, the numerator of which is 1 and the denominator of which is a number equal to the remaining unpaid annual installments.

      (ii) Retirement Deferrals. For participants who retire, amounts relating to deferrals until the year following retirement will be paid in a single distribution in January of the year following retirement, or the participant may elect (at the time of the original deferral election) to have distributions from the 1996 Corporation Stock Account or 1996 Putnam Fund Account, as the case may be, made in up to ten (10) annual installments payable each January commencing with the year following retirement. Annual installments will be paid in an amount, less applicable withholding taxes, determined by multiplying (i) the balance of the 1996 Corporation Stock Account or 1996 Putnam Fund Account, as the case may be, by (ii) a fraction, the numerator of which is 1 and the denominator of which is a number equal to the remaining unpaid annual installments.


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      (iii) Redeferral Election. Participants shall be permitted to delay the beginning date of distribution and/or increase the number of annual installments (up to the maximum number permitted under this 1996 Plan) for awards previously deferred or redeferred under this 1996 Plan provided that the redeferral election must be made at least one full calendar year prior to the beginning date of distribution.

      (iv) Termination of Employment Prior to End of Deferral Period. Subject to the provisions of paragraph (vi) below, in the event of termination of employment for any reason prior to completion of the elected deferral period, all amounts then in the participant's 1996 Deferred Bonus Accounts will be paid to the participant (or the participant's designated beneficiary in the event of death) in a single distribution, less applicable withholding taxes, as soon as practicable after the end of the quarter in which the termination occurred; provided, however, that, subject to the provisions of paragraph (vi) below, upon a participant's retirement or termination for disability prior to completion of the elected deferral period all such amounts shall be paid in January of the year following such retirement or termination for disability, as the case may be.

      (v) Death During Installment Period. If a participant dies after the commencement of payments from his or her 1996 Deferred Bonus Accounts, the designated beneficiary shall receive the remaining installments over the elected installment period.

      (vi) Special Rules Applicable to 1996 Corporation Stock Account. Notwith standing any provision in this 1996 Plan to the contrary (other than Section 2.h. above), with respect to a participant's 1996 Corporation Stock Account, in the event that prior to January 1, 2000, a participant's employment terminates for disability or retirement, all amounts in such account will be paid to the participant in a single distribution, less applicable withholding taxes, in January of 2000. In the event a participant's employment terminates on account of death prior to January 1, 2000, the distribution rule in paragraph (iv) above will apply. If, however, the termination of employment prior to January 1, 2000 is on account of a reason other than death, disability or retirement, the participant will receive, as soon as practicable following the end of the quarter in which the termination occurred, a single distribution, less applicable withholding taxes, of (a) the balance of the participant's 1996 Corporation Stock Account less (b) the portion of such balance attributable to the supplemental amount (including earnings thereon), which portion shall be forfeited in its entirety. For purposes of determining the portion of the balance of the 1996 Corporation Stock Account attributable to the supplemental amount, the supplemental amount shall be increased or decreased by the respective gain or loss in the 1996 Corporation Stock Account attributable to such supplemental amount.


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      (vii) Change in Control. Notwithstanding any other provision in this 1996
      Plan to the contrary, in the event of a "change in control" of the Corporation, as defined in the Corporation's 1992 Incentive and Stock Award Plan (the "1992 Incentive Plan"), all amounts credited to a participant's 1996 Deferred Bonus Accounts as of the effective date of such change in control, including any interest accrued thereon, will be distributed within five days of such change in control as a lump sum cash payment, less applicable withholding taxes.

      (viii) Form of Payment. All payments in respect of the 1996 Putnam Fund Account shall be made in cash and payments in respect of the 1996 Corporation Stock Account shall be made in shares of common stock of the Corporation (with cash paid in lieu of any fractional shares); provided, however, that in the event of a change in control of the Corporation, payments from the 1996 Corporation Stock Account shall be made in cash based upon (A) the highest price paid for shares of common stock of the Corporation in connection with such change in control or (B) if shares of common stock of the Corporation are not purchased or exchanged in connection with such change in control, the closing price of the common stock of the Corporation on the New York Stock Exchange on the last trading day on the New York Stock Exchange prior to the date of the change in control.

j. Tax Treatment

      Under present Federal income tax laws, no portion of the balance credited to a participant's 1996 Deferred Bonus Accounts or Putnam Transfer Fund Account will be includable in income for Federal income tax purposes during the period of deferral. However, FICA tax withholding is required currently on the cash bonus amount (excluding any portion subject to a mandatory deferral) awarded to the participant, and such withholding is required on the supplemental amount in January of 2000. When any part of the 1996 Deferred Bonus Accounts or Putnam Transfer Fund Account is actually paid to the participant, such portion will be includable in income, and Federal, state and local income tax withholding will apply. The Corporation may make necessary arrangements in order to effectuate any such withholding, including the mandatory withholding of shares of common stock of the Corporation which would otherwise be distributed to a participant.

k. Beneficiary Designation

      Each participant shall have the right, at any time, to designate any person or persons as beneficiary or beneficiaries (both principal as well as contingent) to whom payment shall be made under the 1996 Plan and any other Cash Bonus


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      Award Voluntary Deferral Plan for which the participant has an account balance (the "Plans"), in the event of death prior to complete distribution to the participant of the amounts due under the Plans. Any beneficiary designation may be changed by a participant by the filing of such change in writing on a form prescribed by the Corporation. The filing of a new beneficiary designation form will cancel all beneficiary designations previously filed and apply to all deferrals in the account. A beneficiary designation form is attached and when completed should be forwarded to Vincent R. Belluccia, at the address set forth in Section 2.b. above. If a participant does not have a beneficiary designation in effect, or if all designated beneficiaries predecease the participant, then any amounts payable to the beneficiary shall be paid to the participants estate. The payment to the named beneficiary shall completely discharge the Corporation's obligations under the 1996 Plans.

l. Changes in Capitalization

      If there is any change in the number or class of shares of common stock of the Corporation through the declaration of stock dividend or other extraordinary dividends, or recapitalization resulting in stock splits, or combinations or exchanges of such shares or in the event of similar corporate transactions, each participant's 1996 Corporation Stock Account shall be equitably adjusted by the Committee to reflect any such change in the number or class of issued shares of common stock of the Corporation or to reflect such similar corporate transaction.

3. AMENDMENT AND TERMINATION OF THE 1996 PLAN

      The Committee may, at its discretion and at any time, amend the 1996 Plan in whole or in part. The Committee may also terminate the 1996 Plan in its entirety at any time and, upon any such termination, each participant shall be paid in a single distribution, or over such period of time as determined by the Committee (not to extend beyond the earlier of 10 years or the elected deferral period), the then remaining balance in such participant's 1996 Deferred Bonus Accounts.

4. MISCELLANEOUS

      A participant under the 1996 Plan is merely a general (not secured) creditor and nothing contained in the 1996 Plan shall create a trust of any kind or a fiduciary relationship between the Corporation and the participant or the participant's estate. Nothing contained herein shall be construed as conferring upon the participant the right to continued employment with the Corporation or its subsidiaries, or to a cash bonus award. Except as otherwise provided by applicable law, benefits payable under the 1996 Plan may not be assigned or


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      hypothecated and no such benefits shall be subject to legal process or attachment for the payment of any claim of any person entitled to receive the same. The adoption of the 1996 Plan and any elections made pursuant to the 1996 Plan are subject to approval of the 1996 Plan by the Committee.


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